Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

F.N.B. CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	8,000,000 shares (1)	$14.125(2)	$113,000,000(2)	$0.0001476	$16,678.80(2)

Total Offering Amounts					$113,000,000		$16,678.80

Total Fee Offsets

Net Fee Due							$16,678.80

(1)

Represents 8,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), that are authorized for issuance under the F.N.B. Corporation 2022 Incentive Compensation Plan, amended and restated March 11, 2024 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Plan, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of high and low prices of the common stock of F.N.B. Corporation as reported on the New York Stock Exchange on May 16, 2024, which was $14.125.